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[AVISTA CORP. LOGO]                                                EXHIBIT 99(B)
                                                                    NEWS RELEASE

CONTACT:    Media:  Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
            Investors: Angela Teed (509) 495-2930  angela.teed@avistacorp.com

                                                    FOR IMMEDIATE RELEASE:
                                                    April 9, 2003
                                                    8:30 p.m. EDT

               JUDGE ASKS FOR FURTHER CLARIFICATION IN AVISTA CASE
       FERC STAFF TO SUPPLEMENT FINDINGS BEFORE CERTIFICATION OF AGREEMENT

SPOKANE, WASH.: Chief Administrative Law Judge Curtis L. Wagner, Jr. has asked for further clarification of three issues raised in a recent report on western energy markets before certifying an agreement to resolve an investigation into Avista Corp (NYSE:AVA).

         Trial staff of the Federal Energy Regulatory Commission (FERC) has until May 15 to submit supplementary information explaining its conclusions and addressing three narrowly focused issues related to the recent report. A conference is scheduled for May 20 to discuss certification of the agreement resolving Avista's case.

         Avista believes that the issues raised in the March 26 (FERC) report have already been addressed in an extensive investigation of Avista Corp. and Avista Energy. The company also believes that the findings of the FERC staff investigation remain sound and will be affirmed through the upcoming hearing process.

         Conclusions of the FERC trial staff contained in the agreement to resolve the company's case include the following:

         FERC Trial Staff's investigation found no evidence that any executives or employees of Avista Utilities or Avista Energy knowingly engaged in or facilitated any improper trading strategy;

         FERC Trial Staff's investigation found no evidence that Avista Utilities or Avista Energy engaged in any efforts to manipulate the western energy markets during 2000 and 2001;

         FERC Trial Staff did not find that Avista Utilities or Avista Energy withheld relevant information from the Commission's inquiry into the western energy markets for 2000 and 2001.

         On May 20, Judge Wagner is expected to consider the additional information to clarify the findings of the FERC staff report.

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page 2 JUDGE ASKS FOR FURTHER CLARIFICATION IN AVISTA CASE

         Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

         Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

         This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations.

         These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2002.

                                     -0320-